Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Flowserve Issues Initial Adjusted EPS Guidance for 2015 of $3.60-$4.00

and Previews Expected 2014 Key Financial Metrics

Announces dates for full year & fourth quarter 2014 earnings

DALLAS, January 28, 2015 – Flowserve Corp. (NYSE:FLS), a leading provider of flow control products and services for the global infrastructure markets, today issued its initial Adjusted EPS guidance for full year 2015 and previewed its expectations for certain key 2014 financial metrics. In addition, the company announced the planned dates for its fourth quarter and full year 2014 earnings release.

Flowserve is providing Adjusted EPS guidance for 2015 due to certain items unique to this year which, as adjusted, will better reflect a comparison to prior year results. For 2015, Adjusted EPS will exclude the impact of Flowserve’s recently announced SIHI Group acquisition, including the non-cash effects of purchase price accounting, and transaction and restructuring expenses, as well as the impact from other specific one-time events that may occur during the year, such as realignment, future acquisitions or divestitures, and below-the-line foreign currency effects.

2015 Initial Guidance[1] (excluding SIHI, except where noted)

2015 Target Range
Organic revenues	Down 1% to Up 3%
Adjusted Earnings Per Share	$3.60 - $4.00
Net interest expense [2]	$64 - $66 mm
Diluted shares outstanding (full year average)	135 - 137 mm
Tax rate (approximate)	30-31%

[1]	Guidance categories are calculated utilizing year-end 2014 FX rates
[2]	Includes expected additional interest related to financing the acquisition of SIHI Group

Flowserve’s 2015 Adjusted EPS target range of $3.60 to $4.00 per share includes approximately 20 cents per share of year-over-year, above-the-line foreign currency headwind[3] and is based upon organic revenues of down 1 to up 3 percent, an expected average full-year diluted share count of approximately 135-137 million, net interest expense of $64-$66 million[2], tax rate of 30-31 percent, and a continuation of the company’s announced capital allocation policy.

“Clearly in the last few months, the level of uncertainty in some of our served industries has grown, primarily due to the sharp decline in crude oil, and the continued strengthening of the U.S. dollar has produced a headwind to our financial statements,” said Mark A. Blinn, Flowserve’s President and Chief Executive Officer. “However, we remain encouraged by the strong execution of our business and believe we are prepared for 2015 given last year’s growth in, and quality of, our backlog, continued strong operational performance and our overall geographic and market diversity. Additionally, both our run-rate original equipment business and aftermarket franchise are more focused on existing infrastructure and our customers’ maintenance budgets, and less dependent upon major new projects and capital spending. These factors, combined with a continuation of our shareholder-focused capital allocation policy, have built a stable foundation that we believe supports our targeted Adjusted EPS range in the current macro environment.”

“From an operations perspective, Flowserve today is performing better than ever, which we believe provides opportunities to further enhance our market leadership from a position of strength,” Blinn continued. “For example, we intend to expand our R&D and new product efforts, integrate and leverage the recent SIHI acquisition, capture greater market share, and continue to pursue disciplined, profitable growth. As we build Flowserve for the future, we will continue in 2015 to prioritize areas that are within our control, such as lean initiatives and ongoing cost control, operational flexibility, strong project execution, further business improvements and serving our customers. This dual focus of disciplined planning for the year and positioning for durable growth should drive meaningful long-term value for our shareholders.”

Commenting on the initial guidance, Mike Taff, Flowserve’s Senior Vice president and Chief Financial Officer, noted, “While our 2015 initial guidance is based on 2014 year-end FX rates, we have continued to see significant volatility in currencies, with the dollar strengthening, as well as further declines in oil prices. If one or both of these current levels were sustained or worsened throughout 2015, it could further impact our reported revenues and earnings. In 2014, we expect to complete the fourth consecutive year of solid earnings growth, and 2015 has good opportunities to continue this trend on an adjusted basis. Flowserve’s balance sheet also remains strong, with sufficient flexibility to pursue attractive opportunities and disciplined investments for our shareholders. Consistent with our results over the last few years, we expect the quarterly phasing of our 2015 Adjusted EPS target range to be second half weighted, reflecting the normal seasonality of our business. In addition, we expect the first half of 2015 to represent a greater amount of the approximate 20 cent year-over-year EPS impact[3] from negative currency effects. We expect to produce another year of solid earnings in 2015, bolstered by our quality backlog, ongoing operational improvements, cost containment and capital allocation policy.”

Fourth Quarter and Full Year 2014 Preview

Based on its preliminary review, Flowserve anticipates fourth quarter 2014 revenues of approximately $1.38 billion, an increase of over 5.5% on a constant currency basis as compared to the prior year, with earnings in a range of $1.10 to $1.15 per share, on approximately 137 million fully diluted shares.

Incorporating the expected fourth quarter earnings, the company also narrowed its full year 2014 EPS guidance to $3.70 to $3.75, on a modest increase in year-over-year constant currency revenues, with an average of approximately 138 million fully diluted shares. In this range, Flowserve’s full year 2014 EPS will increase between 8.5 and 10 percent compared to full year 2013. Flowserve ended 2014 with approximately $450 million of cash and cash equivalents and no borrowings under its revolving credit facility, due to strong fourth quarter cash generation.

Bookings for the 2014 fourth quarter were over $1.3 billion, an increase of over 11 percent on a constant currency basis. Fourth quarter bookings include approximately $550 million of aftermarket bookings and continued strong run rate original equipment orders, as large project awards face continued delays. The company also announced full year bookings of approximately $5.2 billion, generating a book-to-bill of 1.06. Compared to the prior year, full year 2014 bookings represent an increase of 8 percent excluding currency effects. Total backlog at December 31, 2014 was approximately $2.7 billion, an increase of approximately 12 percent excluding currency effects.

During 2014, Flowserve returned approximately $330 million, or over 60 percent of net income, to its shareholders through dividends and share repurchases, representing approximately 3.4 million shares repurchased. Over the last three calendar years, Flowserve has invested approximately $1.5 billion to repurchase approximately 30 million of its shares at an average price below $49 per share. At December 31, 2014, approximately $465 million remained available under the recently replenished share repurchase program. Flowserve continues to methodically return capital to shareholders, including through its repurchase program which increases capital allocation toward repurchases at attractive share prices. On a fully diluted basis, Flowserve ended 2014 with approximately 136 million shares outstanding.

Blinn concluded, “We are pleased with our fourth quarter preliminary results. In particular, we achieved over $1.3 billion in bookings while maintaining the quality of our backlog. Even more encouraging, our operational performance was also strong, leveraging the synergies between our segments and further implementing our ‘One Flowserve’ strategies, which delivered solid earnings growth on just a modest increase in constant currency revenues. We believe our achievements over the past year will prove beneficial in 2015 and beyond, and provide the confidence to support our 2015 Adjusted EPS target range. We believe Flowserve can continue to benefit from our solid aftermarket franchise, deliver on our increased backlog, maintain our strong operational execution, pursue select opportunities in larger project activity, and recognize meaningful economics from integrating and leveraging bolt-on acquisitions. These factors will provide opportunities in 2015 to drive value for Flowserve and our shareholders.”

Upcoming Dates

Flowserve plans to file its 2014 Annual Report on Form 10-K and announce fourth quarter and full year 2014 financial results after the market close on Tuesday, February 17, 2015 and hold its conference call on the following day, Wednesday, February 18 at 11:00 AM Eastern.

A live audio webcast of the earnings conference call, along with corresponding slides, will be available in the Investor Relations section of the Flowserve website at www.flowserve.com. An archived replay of these webcasts will also be available following the events at www.flowserve.com.

[3]	FX headwind is calculated by comparing the difference between the actual average FX rates of 2014 and the year-end 2014 spot rates both as applied to our 2015 expectations, divided by the number of shares expected for 2015.

About Flowserve

Flowserve Corp. is one of the world’s leading providers of fluid motion and control products and services. Operating in more than 55 countries, the company produces engineered and industrial pumps, seals and valves as well as a range of related flow management services. More information about Flowserve can be obtained by visiting the company’s Web site at www.flowserve.com.

Safe Harbor Statement: This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Words or phrases such as, “may,” “should,” “expects,” “could,” “intends,” “plans,” “anticipates,” “estimates,” “believes,” “forecasts,” “predicts” or other similar expressions are intended to identify forward-looking statements, which include, without limitation, earnings forecasts, statements relating to our business strategy and statements of expectations, beliefs, future plans and strategies and anticipated developments concerning our industry, business, operations and financial performance and condition.

The forward-looking statements included in this news release are based on our current expectations, projections, estimates and assumptions. These statements are only predictions, not guarantees. Such forward-looking statements are subject to numerous risks and uncertainties that are difficult to predict. These risks and uncertainties may cause actual results to differ materially from what is forecast in such forward-looking statements, and include, without limitation, the following: a portion of our bookings may not lead to completed sales, and our ability to convert bookings into revenues at acceptable profit margins; changes in the global financial markets and the availability of capital and the potential for unexpected cancellations or delays of customer orders in our reported backlog; our dependence on our customers’ ability to make required capital investment and maintenance expenditures; risks associated with cost overruns on fixed-fee projects and in taking customer orders for large complex custom engineered products; the substantial dependence of our sales on the success of the oil and gas, chemical, power generation and water management industries; the adverse impact of volatile raw materials prices on our products and operating margins; economic, political and other risks associated with our international operations, including military actions or trade embargoes that could affect customer markets, particularly Middle Eastern markets and global oil and gas producers, and non-compliance with U.S. export/re-export control, foreign corrupt practice laws, economic sanctions and import laws and regulations; our exposure to fluctuations in foreign currency exchange rates, including in hyperinflationary countries such as Venezuela; our furnishing of products and services to nuclear power plant facilities and other critical processes; potential adverse consequences resulting from litigation to which we are a party, such as litigation involving asbestos-containing material claims; a foreign government investigation regarding our participation in the United Nations Oil-for-Food Program; expectations regarding acquisitions and the integration of acquired businesses; our relative geographical profitability and its impact on our utilization of deferred tax assets, including foreign tax credits; the potential adverse impact of an impairment in the carrying value of goodwill or other intangible assets; our dependence upon third-party suppliers whose failure to perform timely could adversely affect our business operations; the highly competitive nature of the markets in which we operate; environmental compliance costs and liabilities; potential work stoppages and other labor matters; our inability to protect our intellectual property in the U.S., as well as in foreign countries; obligations under our defined benefit pension plans; and other factors described from time to time in our filings with the Securities and Exchange Commission.

All forward-looking statements included in this news release are based on information available to us on the date hereof, and we assume no obligation to update any forward-looking statement.

Investor Contacts:	Jay Roueche	Vice President, Treasurer & Investor Relations	(972) 443-6560
	Mike Mullin	Director, Investor Relations	(972) 443-6636

Media Contact:	Lars Rosene	Vice President, Global Communications & Public Affairs	(972) 443-6644

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